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
-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M  3|                                      Washington, D.C. 20549                            |       OMB APPROVAL       |
-----------------                                                                                       |--------------------------|
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
| Dike                  Anthony      C.  |  InterCare.com-Dx, Inc.                        |  Issuer (Check all Applicable)         |
|                                        |  Ticker Symbol: ICCO                           |                                        |
|                                        |                                                | X Director            X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|     4127 W 62nd Street                 |  (Voluntary)          |      09/02             |   CEO                                  |
|                                        |                       |                        |----------------------------------------|
|----------------------------------------|                       |------------------------|7. Individual or Joint/Group Filing     |
|      (Street)                          |                       |5.If Amendment, Date of |   (Check Applicable Line)              |
| Los Angeles California  90043          |                       |  Original (Month/Year) |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock                 |   6/20/00  |    |    |      5,500,000 | A  |$0.002/sh|  5,500,000      | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock                 |  11/14/01  |    |    |            600 | A  |$5/sh    |     50,600      | I  |Held by Spouse (1)  |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock                 |  01/14/00  |    |    |         50,000 | A  |$0.002/sh|     50,000      | I  |Held by Spouse (1)  |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock                 |  11/14/01  |    |    |            100 | A  | $5/sh   |    900,100      | I  |Held by MMG         |
|                               |            |    |    |                |    |         |                 |    |Investments, Inc (2)|
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock                 |   6/20/00  |    |    |        900,000 | A  |$0.083/sh|    900,000      | I  |Held by MMG         |
|                               |            |    |    |                |    |         |                 |    |Investments, Inc (2)|
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock                 |   6/20/00  |    |    |      3,562,500 |    |$0.11/sh |   3,562,500     | I  |Held by Meridian    |
|                               |            |    |    |                |    |         |                 |    |Holdings, Inc (3)   |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
| Options  |  $5.00  |03/  |    |    |250,000   |          |Immed|12/  | Common   | 250,000  |          |4,250,000 | D  |          |
|          | /Share  |14/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |2000 |    |    |          |          |     |2009 |          |          |          |          |    |          |
| Options  |  $0.002 |12/  |    |    |500,000   |          |Immed|12/  | Common   | 500,000  |          |4,000,000 | D  |          |
|          | /Share  |31/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |1999 |    |    |          |          |     |2008 |          |          |          |          |    |          |
| Options  |  $0.002 |12/  |    |    |500,000   |          |Immed|12/  | Common   | 500,000  |          |3,500,000 | D  |          |
|          | /Share  |31/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |1998 |    |    |          |          |     |2007 |          |          |          |          |    |          |
| Options  |  $0.002 |12/  |    |    |500,000   |          |Immed|12/  | Common   | 500,000  |          |3,000,000 | D  |          |
|          |  /Share |31/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |1997 |    |    |          |          |     |2006 |          |          |          |          |    |          |
| Options  |  $0.002 |12/  |    |    |500,000   |          |Immed|12/  | Common   | 500,000  |          |2,500,000 | D  |          |
|          |  /Share |31/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |1996 |    |    |          |          |     |2005 |          |          |          |          |    |          |
| Options  |  $0.002 |12/  |    |    |500,000   |          |Immed|12/  | Common   | 500,000  |          |2,000,000 | D  |          |
|          | /Share  |31/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |1995 |    |    |          |          |     |2004 |          |          |          |          |    |          |
| Options  |  $0.002 |12/  |    |    |500,000   |          |Immed|12/  | Common   | 500,000  |          |1,500,000 | D  |          |
|          | /Share  |31/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |1994 |    |    |          |          |     |2003 |          |          |          |          |    |          |
| Options  |  $0.002 |12/  |    |    |500,000   |          |Immed|12/  | Common   | 500,000  |          |1,000,000 | D  |          |
|          |  /Share |31/  |    |    |          |          |     |31/  | Stock    |          |          |          |    |          |
|          |         |1993 |    |    |          |          |     |2002 |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:
(1) Represents stock owned by the spouse of Anthony C. Dike
(2) Anthony C. Dike, is the Chairman/CEO of MMG Investments, Inc.
(3) Anthony C. Dike, is the Chairman/CEO of Meridian Holdings, Inc.

**Intentional misstatements or omissions of facts constitute Federal           /s/ Anthony C. Dike                       9/13/2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          --------------------------------------------  ----------
                                                                               **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-98)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
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